Exhibit 99.1

October 21, 2024

The Lovesac Company to Host Investor Day

STAMFORD, Conn., Oct. 21, 2024 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World’s Most Adaptable Couch, announced that it will host an Investor Day in New York City, NY on Tuesday, December 17 at 10 a.m. Eastern Time.

Chief Executive Officer, Shawn Nelson, President and Chief Operating Officer, Mary Fox, Executive Vice President and Chief Financial Officer, Keith Siegner, and other members of the senior leadership team will provide an in-depth review of the company’s strategic framework, new products and growth initiatives, commitment to operational excellence, and financial ambitions. The event will include formal presentations along with a Q&A session with senior leadership.

A formal invitation to register for in-person attendance will be provided in the coming weeks. Due to space limitations, the number of in-person participants is limited, and registration is required.

A live webcast will be available at https://investor.lovesac.com/ at the start of the event. Interested parties unable to attend in person or watch the live webcast will be able to view and listen to an archived copy of the webcast, which will be available following the conclusion of the event.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high-quality furniture derived through its proprietary Designed For Life approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, DESIGNED FOR LIFE, and THE WORLD’S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Investor Relations Contacts:

Caitlin Churchill, ICR

(203) 682-8200

InvestorRelations@lovesac.com

Source: The Lovesac Company